Dear Participant:
--------------------------------------------------------------------------------

     We are pleased to report that over the most recent reporting period Separate Account (B) provided its shareholders with an attractive total return by exceeding the fund's benchmark. Separate Account (B)'s accumulated unit value increased by 8.18% in 2004 versus 6.14% for the S&P 500/ Barra Growth Index(R) during the comparable period. For more specific information about the performance of Separate Account (B), please see the Portfolio Manager's Perspective section which immediately follows this letter.

     During the first half of 2005, equity market performance is generally expected to be weak as the market continues to absorb the Federal Reserve Board's (the Fed) 2004 rate increases and works off the over-priced conditions brought on by the rally in late 2004. Performance for the second half of 2005 is anticipated to be largely contingent on the Fed's approach regarding further short-term rate increases. Continued increases to short-term rates during the second half of the year may serve to dampen equity market growth. Consensus forecasts indicate that the market expects the Fed to raise rates each quarter throughout 2005, increasing the Fed Funds Target Rate from its current 2.25% to 3.50% by year-end 2005. On the positive side, current economic forecasts point out that inflation is expected to decline from its year-end 2004 level of 3.3% to 2.3% by the end of 2005, and unemployment is anticipated to decline from 5.4% to 5.2% during the same time period. These positive developments should help to offset the negative impact of the Fed's anticipated rate increases.

     With an expectation of higher short-term interest rates and declining levels of inflation, many equity managers will hold stocks that have shown growth in the dividend rate and have gained market share. Your portfolio manager already has positions that meet these criteria, and will continue to consider additional positions as circumstances warrant. Your portfolio manager will continue to monitor market conditions closely and make portfolio adjustments that we believe will enhance relative returns within the growth stock universe.

     Thank you for your continued support and participation.

Cordially,

-S- DENNIS R. HEMME
Dennis R. Hemme
Chairman of the Committee

The statements contained in this management letter, which are not historical facts, are forward-looking statements. When included in this management letter, the words "believe," "expects," "intends," "anticipates," "estimates," and analogous expressions are intended to identify forward-looking statements. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date of this management letter.

--------------------------------------------------------------------------------

PORTFOLIO MANAGER'S PERSPECTIVE

--------------------------------------------------------------------------------

     Portfolio manager Marilou R. McGirr discusses the performance of Separate Account (B), the market environment during 2004 and key investment strategy during 2004. Ms. McGirr became the portfolio manager for the Fund in 2002 after having been the Fund's Chairman for four years. In addition, she was the Fund's trader for eleven years and has more than twenty years of investment experience.

     Separate Account (B)'s accumulated unit value increased by 8.18% in 2004. For the comparable time period, the S&P 500/Barra Growth Index(R) and the S&P Index(R) (the S&P 500), including reinvested dividends, were up 6.14% and 10.88% respectively. The S&P 500 is a broad index which contains both value and growth stocks while the S&P 500/Barra Growth Index(R) measures the return of the large-capitalization growth stocks contained within the S&P 500 and is the portfolio's benchmark for performance. Your Separate Account (B) portfolio is structured for growth, with a core holding of high quality, large capitalization companies. Separate Account (B)'s performance for 2004 exceeded its benchmark by 2.04%. The portfolio's excess performance versus the benchmark was largely the result of overweighting in the Energy and Utility sectors, which outperformed the other market sectors, and underweighting in the Health Care and Information Technology sectors, which underperformed.

     The market focus during the past year was on the basic fundamentals including earnings growth and dividends. While the equity markets were up in 2004, the increases came largely during the last two months of the year as the gains posted in November and December offset the lackluster results which had been experienced through October. The end of election uncertainty, a drop in oil prices, excess corporate liquidity, and an improving IPO market all contributed positively to equity market performance in 2004. Partially offsetting these positives was a series of rate increases by the Federal Reserve Board (the Fed), an increasing level of inflation, and a stagnant unemployment rate. The Fed signaled its change to a tighter monetary policy through five separate 25 basis point increases to the Fed Funds Target Rate between June and December. Inflation (as measured by the Consumer Price Index) was 3.3% in December, up 1.4% from the beginning of the year. The unemployment rate remained relatively unchanged during 2004, dropping from 5.7% in January to 5.4% in December.

     Given your portfolio manager's expectations in 2004, of higher short-term interest rates and stable levels of inflation, the Fund's key investment strategy was to hold stocks that showed growth in the dividend rate while gaining market share.

     As described in the prospectus for Separate Account (B), during the second quarter of 2004 the Joint Retirement Board for Conservative Judaism, Amutah
(JRB) was notified by Continental Assurance Company that as of December 31, 2004, additional deposits into Separate Account (B) by the JRB participants would no longer be accepted. After that notification was sent, JRB participants withdrew approximately $28 million from Separate Account (B). In August 2004, Separate Account (B) was notified that the JRB was terminating its contract and that the balance in the JRB participants' accounts (approximately $27 million) would be withdrawn on September 1, 2004.

    All of the returns in this report represent past performance, which is not a guarantee of future results that may be achieved by Separate Account (B). Note, too, that both investment returns and principal value can fluctuate widely, so a participant's units, when sold, could be worth more or less than their original cost. The returns shown do not reflect taxes that a shareholder would pay on fund distributions or on the sale of fund shares.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        TOTAL RETURNS ON NET ASSET VALUE
                           FOR PERIODS ENDED 12/31/04
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              1-YEAR   5-YEAR    10-YEAR
----------------------------------------------------------------------------------------
Separate Account(B)                                            8.18%   -26.51%   138.98%
S&P 500 with dividends(R)                                     10.88%   -10.95%   212.57%
S&P 500/Barra Growth Index(R)                                  6.14%   -30.68%   194.84%
----------------------------------------------------------------------------------------

                             PERFORMANCE COMPARISON

                            SEPARATE ACCOUNT (B) AND
                         S&P 500/BARRA GROWTH INDEX(R)

                         --------------------      --------------------     --------------------      --------------------
                                 1Q04                      2Q04                     3Q04                      4Q04
                         --------------------      --------------------     --------------------      --------------------
                               03/31/04                  06/30/04                 09/30/04                  12/31/04
                         --------------------      --------------------     --------------------      --------------------
Sector                       SAB      Barra            SAB      Barra           SAB      Barra            SAB      Barra
                         --------------------      --------------------     --------------------      --------------------
Materials                    7.40%     2.41%           4.15%     2.50%          4.63%     2.71%           2.09%     2.68%
Consumer Staples            12.60%    15.44%          14.91%    15.30%          8.61%    14.82%           8.64%    14.34%
Health Care                 15.31%    22.88%          20.25%    22.29%         17.56%    22.21%          14.14%    17.51%
Consumer Discretionary      16.56%    12.00%          16.38%    12.77%         12.28%    13.64%          12.98%    14.42%
Telecom Services             1.64%     0.87%           0.00%     0.68%          0.00%     0.65%           0.00%     0.74%
Industrials                 13.05%    12.46%           9.21%    13.92%         13.12%    14.68%          16.98%    15.69%
Information Technology      11.96%    28.26%          14.51%    27.32%         10.50%    25.77%          13.14%    24.35%
Energy                       6.47%     0.74%           8.60%     1.10%         15.45%     1.25%          10.99%     7.44%
Financials                  15.01%     4.86%          12.00%     4.02%         15.30%     4.14%          18.13%     2.35%
Utilities                    0.00%     0.10%           0.00%     0.12%          2.56%     0.13%           2.92%     0.50%
                         -------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
                        ALLOCATION OF EQUITY INVESTMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

DECEMBER 31, 2004
--------------------------------------------------------------------
Financials                                                     18.1%
Industrials                                                    17.0%
Healthcare                                                     14.1%
Information Technology                                         13.2%
Consumer Discretionary                                         13.0%
Energy                                                         11.0%
Consumer Staples                                                8.6%
Utilities                                                       2.9%
Materials                                                       2.1%
--------------------------------------------------------------------
  ALLOCATION OF EQUITY INVESTMENTS                            100.0%
====================================================================

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               COMMITTEE MEMBERS
--------------------------------------------------------------------------------
                            FOR SEPARATE ACCOUNT (B)
--------------------------------------------------------------------------------

Dennis R. Hemme, Chairman      Richard T. Fox                     Peter J. Wrenn
Vice President and Treasurer   Financial Consultant               Chairman and Treasurer
Continental Assurance Company                                     Hudson Technology, Inc.

Marilou R. McGirr,             Petrine J. Nielsen
Portfolio Manager              Retired
Vice President and
Assistant Treasurer
Continental Assurance Company
----------------------------------------------------------------------------------------------
SECRETARY                      INDEPENDENT REGISTERED             CUSTODIAN
                               PUBLIC ACCOUNTING FIRM
Lynne Gugenheim                Deloitte & Touche LLP              JPMorgan Trust Company, N.A.
Senior Vice President and      Chicago, Illinois                  Chicago, Illinois
Deputy General Counsel
Continental Assurance Company

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     This report has been prepared for the information of participants in Continental Assurance Company Separate Account (B) and is not authorized for distribution to prospective investors unless preceded or accompanied by an effective prospectus that includes information regarding Separate Account (B)'s objectives, policies, management, records, sales commissions and other information.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   RECORD OF
                               ACCUMULATION UNIT
                                     VALUES
                    ---------------------------------------

                      UNIT
       VALUATION     MARKET
          DATE       VALUE
---------------------------
2004  December 31,   $21.15
2003  December 31,    19.55
2002  December 31,    16.00
2001  December 31,    20.48
2000  December 31,    26.37
1999  December 31,    28.78
1998  December 31,    21.55
1997  December 31,    17.69
1996  December 31,    14.14
1995  December 31,    11.74

--------------------------------------------------------------------------------
         ILLUSTRATION OF AN ASSUMED INVESTMENT IN ONE ACCUMULATION UNIT
--------------------------------------------------------------------------------
     Separate Account (B) does not make distributions of investment income and realized capital gains; therefore, the unit values include investment income and capital gains. This chart displays the unit value at December 31, for each of the past ten years, and at December 31, 2004. These values should not be considered representations of values which may be achieved in the future.


                                                              UNIT VALUE
                                                              ----------
1995........................................................    $11.74
1996........................................................    $14.14
1997........................................................    $17.89
1998........................................................    $21.55
1999........................................................    $28.78
2000........................................................    $26.37
2001........................................................    $20.48
2002........................................................    $16.00
2003........................................................    $19.55
2004........................................................    $21.15

                                  (BAR GRAPH)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
                            SCHEDULE OF INVESTMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2004


                                                              NUMBER OF                       MARKET
(All investments are in securities of unaffiliated issuers)    SHARES        COST              VALUE
-------------------------------------------------------------------------------------------------------
COMMON STOCKS:

   CONSUMER DISCRETIONARY-13.0%
      MEDIA-3.1%
      Comcast Corp -- Special Cl A(*)                           50,000    $ 1,528,970       $ 1,642,000
                                                                          -----------       -----------
      MULTILINE RETAIL-5.9%
      Target Corporation                                        40,000      1,791,056         2,077,200
      Wal-Mart Stores, Inc.                                     20,000      1,030,575         1,056,400
                                                                          -----------       -----------
                                                                            2,821,631         3,133,600
                                                                          -----------       -----------
      SPECIALTY RETAIL-4.0%
      Best Buy Co., Inc.(**)                                    35,000      2,114,100         2,079,700
                                                                          -----------       -----------
   CONSUMER STAPLES-8.6%
      BEVERAGES-3.1%
      Pepsico, Inc.                                             32,000      1,161,951         1,670,400
                                                                          -----------       -----------
      FOOD & STAPLES RETAILING-3.0%
      CVS Corporation(**)                                       35,000      1,471,263         1,577,450
                                                                          -----------       -----------
      HOUSEHOLD PRODUCTS-2.5%
      Kimberly-Clark Corporation                                20,000      1,049,278         1,316,200
                                                                          -----------       -----------
   ENERGY-11.0%
      ENERGY EQUIPMENT & SERVICES-3.8%
      Schlumberger Limited(**)                                  30,000      1,719,634         2,008,500
                                                                          -----------       -----------
      OIL & GAS-7.2%
      Burlington Resources Inc.                                 45,000      1,348,587         1,957,500
      ChevronTexaco Corp.                                       35,000      1,288,347         1,837,850
                                                                          -----------       -----------
                                                                            2,636,934         3,795,350
                                                                          -----------       -----------
   FINANCIALS-18.1%
      BANKS-2.3%
      Wells Fargo & Company                                     20,000        615,950         1,243,000
                                                                          -----------       -----------
      CONSUMER FINANCE-2.7%
      MBNA Corporation                                          50,000      1,180,880         1,409,500
                                                                          -----------       -----------
      DIVERSIFIED FINANCIALS-9.9%
      American Express Company                                  20,000        925,656         1,127,400
      Citigroup Inc.                                            30,000      1,466,919         1,445,400
      Lehman Brothers Holdings Inc.                             17,000      1,488,826         1,487,160
      Merrill Lynch & Co., Inc.                                 20,000      1,145,600         1,195,400
                                                                          -----------       -----------
                                                                            5,027,001         5,255,360
                                                                          -----------       -----------
      INSURANCE-3.2%
      The PMI Group, Inc.                                       40,000      1,738,496         1,670,000
                                                                          -----------       -----------
   HEALTHCARE-14.1%
      BIOTECHNOLOGY-2.4%
      Amgen Inc.(*)                                             20,000      1,250,953         1,283,000
                                                                          -----------       -----------

   The accompanying Notes are an integral part of these Financial Statements
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
                     SCHEDULE OF INVESTMENTS -- (CONTINUED)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2004


                                                              NUMBER OF                       MARKET
(All investments are in securities of unaffiliated issuers)    SHARES        COST              VALUE
-------------------------------------------------------------------------------------------------------
      HEALTH CARE EQUIPMENT & SUPPLIES-7.1%
      Boston Scientific Corporation(*)                          35,000    $ 1,408,750       $ 1,244,250
      Guidant Corporation(**)                                   21,000      1,384,110         1,514,100
      Medtronic, Inc.                                           20,000        825,700           993,400
                                                                          -----------       -----------
                                                                            3,618,560         3,751,750
                                                                          -----------       -----------
      PHARMACEUTICALS-4.6%
      Abbott Laboratories                                       25,000      1,160,250         1,166,250
      Johnson & Johnson                                         20,000      1,068,250         1,268,400
                                                                          -----------       -----------
                                                                            2,228,500         2,434,650
                                                                          -----------       -----------
   INDUSTRIALS-17.0%
      AEROSPACE & DEFENSE-2.5%
      The Boeing Company                                        25,000      1,271,275         1,294,250
                                                                          -----------       -----------
      AIR FREIGHT & LOGISTICS-3.2%
      United Parcel Service, Inc.                               20,000      1,264,356         1,709,200
                                                                          -----------       -----------
      INDUSTRIAL CONGLOMERATES-7.6%
      General Electric Company                                  65,000      1,098,050         2,372,500
      3M Company                                                20,000      1,518,200         1,641,400
                                                                          -----------       -----------
                                                                            2,616,250         4,013,900
                                                                          -----------       -----------
      MACHINERY-3.7%
      Caterpillar Inc.                                          10,000        946,145           975,100
      Danaher Corporation                                       17,000        972,725           975,970
                                                                          -----------       -----------
                                                                            1,918,870         1,951,070
                                                                          -----------       -----------
   INFORMATION TECHNOLOGY-13.1%
      COMMUNICATIONS EQUIPMENT-2.5%
      Cisco Systems, Inc.(*)                                    70,000      1,270,200         1,351,000
                                                                          -----------       -----------
      COMPUTER & PERIPHERALS-2.4%
      Dell Inc.(*)                                              30,000        932,528         1,264,200
                                                                          -----------       -----------
      SEMICONDUCTOR EQUIPMENT-2.2%
      Intel Corporation                                         50,000      1,396,719         1,169,500
                                                                          -----------       -----------
      SOFTWARE-6.0%
      Microsoft Corporation                                     70,000      2,350,570         1,869,700
      Symantec Corporation(*)(**)                               50,000      1,242,300         1,288,000
                                                                          -----------       -----------
                                                                            3,592,870         3,157,700
                                                                          -----------       -----------
   MATERIALS-2.1%
      CHEMICALS-2.1%
      Praxair, Inc.                                             25,000      1,114,715         1,103,750
                                                                          -----------       -----------
   UTILITIES-2.9%
      ELECTRIC UTILITIES-2.9%
      Exelon Corporation                                        35,000      1,258,089         1,542,450
                                                                          -----------       -----------
         TOTAL COMMON STOCKS-99.9%                                        $46,799,973       $52,827,480
                                                                          -----------       -----------

   The accompanying Notes are an integral part of these Financial Statements
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
                     SCHEDULE OF INVESTMENTS -- (CONTINUED)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2004


                                                              NUMBER OF                       MARKET
(All investments are in securities of unaffiliated issuers)    SHARES        COST              VALUE
-------------------------------------------------------------------------------------------------------
SHORT-TERM NOTES
      FINANCIAL SERVICES -- BANK-0.1%
      US Treasury Bill 1.745% Due 1/13/05                       40,000    $    39,977       $    39,977
                                                                          -----------       -----------
         TOTAL SHORT-TERM-0.1%                                            $    39,977       $    39,977
                                                                          -----------       -----------
         TOTAL INVESTMENTS                                                $46,839,950       $52,867,457
                                                                          ===========       ===========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 (*) Denotes non-income producing holdings.

(**) Security is pledged as collateral for open options contracts.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
                        SCHEDULE OF CALL OPTIONS WRITTEN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DECEMBER 31, 2004


(All investments are in securities of unaffiliated                                             NUMBER OF     MARKET
issuers)                                                  EXPIRATION DATE    EXERCISE PRICE    CONTRACTS     VALUE
--------------------------------------------------------------------------------------------------------------------
OPTIONS
   Best Buy Co., Inc.                                        01-22-05            $60.00            350      $(42,000)
   CVS Corporation                                           01-22-05             47.50            350        (1,750)
   Guidant Corporation                                       01-22-05             75.00            210        (1,050)
   Schlumberger Limited                                      01-22-05             70.00            300       (11,100)
   Symantec Corporation                                      01-22-05             27.50            500       (20,500)
                                                                                                 -----      --------
         TOTAL OPTIONS                                                                           1,710      $(76,400)
                                                                                                 =====      ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   The accompanying Notes are an integral part of these Financial Statements
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
                       TEN LARGEST COMMON STOCK HOLDINGS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                    % OF
                                                                  MARKET            NET
DECEMBER 31, 2004                                                  VALUE           ASSETS
------------------------------------------------------------------------------------------
General Electric Company                                        $ 2,372,500         4.49%
Best Buy Co., Inc.                                                2,079,700         3.94%
Target Corporation                                                2,077,200         3.93%
Schlumberger Limited                                              2,008,500         3.80%
Burlington Resources Inc.                                         1,957,500         3.70%
Microsoft Corporation                                             1,869,700         3.54%
ChevronTexaco Corporation                                         1,837,850         3.48%
United Parcel Service, Inc.                                       1,709,200         3.24%
Pepsico, Inc.                                                     1,670,400         3.16%
The PMI Group, Inc.                                               1,670,000         3.16%
------------------------------------------------------------------------------------------
    TEN LARGEST COMMON STOCK HOLDINGS                           $19,252,550        36.44%
==========================================================================================

--------------------------------------------------------------------------------

               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
                      STATEMENT OF ASSETS AND LIABILITIES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

DECEMBER 31,                                                        2004
-----------------------------------------------------------------------------
ASSETS:
   Investments in securities of unaffiliated issuers:
   Common stocks, at market                                     $  52,827,480
   Short-term notes, at amortized cost                                 39,977
                                                                -------------
          TOTAL INVESTMENTS (COST: $46,839,950)                    52,867,457
   Cash                                                                     4
   Dividends receivable                                                55,365
                                                                -------------
          TOTAL ASSETS                                             52,922,826
                                                                -------------
LIABILITIES:
   Fees payable to Continental Assurance Company                        3,607
   Call options written, at fair value (premium received
     $147,016)                                                         76,400
   Payable to Continental Assurance Company for fund
     withdrawals                                                        5,279
                                                                -------------
          TOTAL LIABILITIES                                            85,286
PARTICIPANTS' EQUITY -- NET ASSETS
      Accumulated net investment income                            53,248,763
      Accumulated net realized gain on investment
       transactions                                               166,461,961
      Accumulated net unrealized gain                               6,098,123
      Paid-in-capital                                            (172,971,307)
-----------------------------------------------------------------------------
TOTAL PARTICIPANTS' EQUITY -- NET ASSETS(*)
   (2,497,896 units outstanding at $21.15 per unit;
     unlimited units authorized)                                $  52,837,540

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(*) Active participant's equity, $52,683,901 and $110,583,123 respectively and inactive participant's equity with contracts in payout (annuitization) period, $153,639 for 2004 and $198,591 for 2003.

   The accompanying Notes are an integral part of these Financial Statements
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
                            STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

DECEMBER 31,                                                      2004
--------------------------------------------------------------------------
Investment Income:
   Dividends                                                  $  1,282,415
   Interest and other                                               12,176
                                                              ------------
         TOTAL INVESTMENT INCOME                                 1,294,591
                                                              ------------
Fees to Continental Assurance Company:
   Investment advisory fees                                        410,892
   Service fees                                                    271,188
                                                              ------------
         Total fees                                                682,080
                                                              ------------
         NET INVESTMENT INCOME                                     612,511
                                                              ------------
Investments:
   Net realized gains
         Stocks and bonds                                       17,771,393
         Call options written                                      330,965
   Net change in unrealized gains (losses)
         Stocks and bonds                                      (14,832,960)
         Call options written                                      210,493
                                                              ------------
         NET GAIN ON INVESTMENTS                                 3,479,891
--------------------------------------------------------------------------
NET INCREASE IN PARTICIPANTS' EQUITY RESULTING FROM
  OPERATIONS                                                  $  4,092,402
==========================================================================

   The accompanying Notes are an integral part of these Financial Statements
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
                 STATEMENTS OF CHANGES IN PARTICIPANTS' EQUITY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31,                                          2004              2003
-----------------------------------------------------------------------------------------------
From operations:
  Net investment income                                       $    612,511      $    632,842
  Net realized gain on investments                              18,102,358        10,550,843
  Change in net unrealized (loss) gain on investments          (14,622,467)        9,981,443
                                                              ------------      ------------
      Net increase in participants' equity resulting from
       operations                                                4,092,402        21,165,128
From unit transactions:
  Sales (52,519 units in 2004, and 78,574 units in 2003)         1,039,918         1,366,752
  Withdrawals(1) (3,221,185 units in 2004, and 738,449 units
    in 2003)                                                   (63,076,494)      (12,984,982)
                                                              ------------      ------------
      Net decrease in participants' equity resulting from
       unit transactions                                       (62,036,576)      (11,618,230)
                                                              ------------      ------------
      TOTAL (DECREASE) INCREASE IN PARTICIPANTS' EQUITY        (57,944,174)        9,546,898
Participants' equity, beginning of the year                    110,781,714       101,234,816
-----------------------------------------------------------------------------------------------
PARTICIPANTS' EQUITY, END OF YEAR                             $ 52,837,540      $110,781,714
Accumulated net investment income                             $ 53,248,763      $ 52,606,438

--------------------------------------------------------------------------------
(1) Includes accounting and administrative fees of $5,730 and $6,612 for 2004 and 2003, respectively. (see note 3)

--------------------------------------------------------------------------------

               CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B)
                              FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                        YEARS ENDED DECEMBER 31,
(Per accumulation unit outstanding                     ----------------------------------------------------------
DURING THE PERIOD)                                        2004        2003        2002        2001        2000
-----------------------------------------------------------------------------------------------------------------
Value at the beginning of the period                   $   19.55    $   16.00   $   20.48   $   26.37   $   28.78
                                                       ---------    ---------   ---------   ---------   ---------
Investment income(1)                                        0.32         0.25        0.16        0.18        0.20
Fees(1)                                                     0.16         0.14        0.15        0.19        0.24
                                                       ---------    ---------   ---------   ---------   ---------
   NET INVESTMENT INCOME (LOSS)                             0.16         0.11        0.01       (0.01)      (0.04)
                                                       ---------    ---------   ---------   ---------   ---------
Net gain (loss) on investments                              1.44         3.44       (4.49)      (5.88)      (2.37)
                                                       ---------    ---------   ---------   ---------   ---------
   NET INCREASE (DECREASE) IN PARTICIPANTS' EQUITY
      RESULTING FROM OPERATIONS                             1.60         3.55       (4.48)      (5.89)      (2.41)
                                                       ---------    ---------   ---------   ---------   ---------
VALUE AT END OF PERIOD                                 $   21.15    $   19.55   $   16.00   $   20.48   $   26.37
                                                       =========    =========   =========   =========   =========
Net assets ($000's)                                    $  52,838    $ 110,782   $ 101,235   $ 142,051   $ 197,223
Total return                                                 8.2%        22.2%      (21.9)%     (22.3)%      (8.4)%
Ratio of net investment income (loss) to average
   participants' equity                                     0.76%        0.61%       0.06%      (0.01)%     (0.14)%
Ratio of total fees to average participants' equity         0.83%        0.83%       0.83%       0.83%       0.83%
Portfolio turnover rate                                       52%          57%         64%         41%         19%
Number of accumulation units outstanding at end of
   period                                              2,497,896    5,666,562   6,326,437   6,937,365   7,479,166

--------------------------------------------------------------------------------
(1) Investment income and fees per unit is based on average units outstanding.

   The accompanying Notes are an integral part of these Financial Statements
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                    NOTE 1. SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ORGANIZATION

     Continental Assurance Company Separate Account (B) is registered under the Investment Company Act of 1940, as amended, as an open-end diversified management investment company. Separate Account (B) is a separate account of Continental Assurance Company (CAC), an Illinois life insurance company which is a wholly-owned subsidiary of Continental Casualty Company (Casualty). Casualty is wholly-owned by The Continental Corporation (TCC). TCC is wholly owned by CNA Financial Corporation (CNAF). Loews Corporation owns approximately 91% of the outstanding common stock of CNAF.

     The operations of CAC include the sale of certain variable annuity contracts, the proceeds of which are invested in Separate Account (B). CAC also provides investment advisory and administrative services to Separate Account (B) for a fee.

     The assets and liabilities of Separate Account (B) are segregated from those of CAC.

INVESTMENTS

     Investments in securities traded on national securities exchanges are valued at the last reported sales price. Securities not traded on a national exchange are valued at the closing bid price of over-the-counter market quotations. Short-term notes are valued at cost plus accrued discount or interest (amortized cost) which approximates market.

     Net realized gains and losses on sales of securities are determined as the difference between proceeds and cost, using the specific identification method. There are no differences in cost for financial statement and Federal income tax purposes.

     Security transactions are accounted for on the trade date. Dividend income is recorded on the ex-dividend date.

OPTIONS WRITING

     When Separate Account (B) writes an option, an amount equal to the premium received by Separate Account (B) is recorded as a liability and is subsequently adjusted to the current fair value of the option written. Premiums received from writing options that expire unexercised are treated by Separate Account (B) on the expiration date as realized gains from investments. The difference between the premium and the amount paid on effecting a closing purchase transaction, including brokerage commissions, is also treated as a realized gain, or, if the premium is less than the amount paid for the closing purchase transaction, as a realized loss. If a call option is exercised, the premium is added to the proceeds from the sale of the underlying security in determining whether Separate Account (B) has realized a gain or loss. If a put option is exercised, the premium reduces the cost basis of the securities purchased by Separate Account (B). Separate Account (B) as writer of an option bears the market risk of an unfavorable change in the price of the security underlying the written option.

FEDERAL INCOME TAXES

     Separate Account (B) is not qualified as a "regulated investment company" under subchapter M of the Internal Revenue Code, as it is not taxed separately from CAC. While Separate Account (B) is part of the total operations of CAC, under existing federal income tax law, no taxes are payable on the investment income and realized capital gains which are reinvested in Separate Account (B) and which are taken into account in determining the value of the Accumulation Unit and the value of the Annuity Unit and which are not distributed to participants except as part of annuity payments.

     Both investment income and realized capital gains are accumulated and reinvested.

     The investment results credited to a participant's account are not taxable to the participant until benefits are received by him. At that time, there is no distinction made between investment income and realized and unrealized gains in determining either the amount of the participant's benefits, or the

--------------------------------------------------------------------------------
taxes paid by the participant on these benefits. All payments generally are taxable to the recipient as ordinary income as received. A participant may wish to consult a tax adviser for more complete information.

OTHER

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
                              NOTE 2. INVESTMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NET REALIZED GAIN ON INVESTMENTS
YEAR ENDED DECEMBER 31,                                            2004
---------------------------------------------------------------------------
Aggregate proceeds (Common stock $102,186,127, Short-term
  notes $126,254,024, Options $2,711,465)                      $231,151,616
Aggregate cost (Common stock $84,411,758, Short-term, notes
  $126,257,000, Options $2,380,500)                             213,049,258
---------------------------------------------------------------------------
    Net realized gain                                          $ 18,102,358
===========================================================================
DECREASE IN NET UNREALIZED GAIN ON INVESTMENTS
YEAR ENDED DECEMBER 31,                                                2004
---------------------------------------------------------------------------
Unrealized gain on investments
    Balance, December 31, 2004                                 $  6,098,123
    Less balance, January 1, 2004                                20,720,590
---------------------------------------------------------------------------
    Change in net unrealized gains                             $(14,622,467)
===========================================================================
AGGREGATE COST OF SECURITIES PURCHASED
YEAR ENDED DECEMBER 31,                                                2004
---------------------------------------------------------------------------
Common stocks                                                  $ 41,584,251
Short-term notes                                                124,870,266
---------------------------------------------------------------------------
    Total purchases                                            $166,454,517
===========================================================================

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            NOTE 3. MANAGEMENT FEES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Separate Account (B) pays fees to CAC for investment advisory and management services, under an advisory agreement, "The Investment Advisory Agreement". The fees are set by contract at one-half of one percent per annum of the average daily net assets of Separate Account (B).

     The Investment Advisory Agreement additionally provides for the reimbursement to CAC for certain legal, accounting and other expenses. Such reimbursement of service fees is computed at the rate of 0.33 of one percent per annum of the average daily net assets of Separate Account (B).

     Participants pay fees directly to CAC for accounting and administrative services, which are deducted from participants' accounts on an annual basis (included in unit transaction withdrawals in the Statement of Changes in Participants' Equity). Sales fees represent costs paid by participants upon purchase of additional accumulation units; administrative fees are deducted annually from applicable participants' accounts.

-----------------------------------------------------------------------
FEES AND EXPENSES PAID TO CAC
YEAR ENDED DECEMBER 31,                                          2004
-----------------------------------------------------------------------
Investment advisory fees                                       $410,892
Service fees                                                    271,188
                                                               --------
    Total fees charged to participants' equity                  682,080
Accounting and administrative fees paid by participants           5,730
-----------------------------------------------------------------------
    Total                                                      $687,810
=======================================================================

--------------------------------------------------------------------------------

                    NOTE 4. DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Separate Account (B) enters into certain derivative financial instruments, namely call options.

     Derivatives are carried at fair value, which generally reflects the estimated amounts that Separate Account (B) would receive or pay upon termination of the contracts at the reporting date. Dealer quotes are available for all of Separate Account (B)'s derivatives.


     The fair values associated with these instruments are generally affected by changes in the underlying stock price. The credit risk associated with these instruments is minimal as all transactions are cleared through The Options Clearing Corporation.

                                  CALL OPTIONS
--------------------------------------------------------------------------------
     Transactions in options written during the year ended December 31, 2004 were as follows:

-------------------------------------------------------------------------------------
                                                              NUMBER OF    PREMIUMS
                                                              CONTRACTS    RECEIVED
-------------------------------------------------------------------------------------
Options outstanding at December 31, 2003                        2,245     $   346,424
Options written                                                22,337       2,839,484
Options repurchased                                            (7,131)     (1,483,723)
Options expired                                               (14,073)     (1,227,742)
Options exercised                                              (1,668)       (327,427)
                                                               ------     -----------
Options outstanding at December 31, 2004                        1,710     $   147,016

--------------------------------------------------------------------------------

     These options were collateralized by stock with a market value of $8,467,750 at December 31, 2004

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

To the Committee Members and the Participants of Continental Assurance Company Separate Account (B)

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Continental Assurance Company Separate Account(B) ("Separate Account") (a separate account of Continental Assurance Company, which is an affiliate of CNA Financial Corporation, an affiliate of Loews Corporation), as of December 31, 2004, and the related statement of operations for the year then ended, the statements of changes in participants' equity for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Separate Account's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Separate Account's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of the Separate Account as of December 31, 2004, and the results of its operations, the changes in its participants' equity and the financial highlights for the respective stated periods, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Chicago, Illinois
February 18, 2005

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    COMMITTEE MEMBERS AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The management of Separate Account (B), including general supervision of the duties performed for it by Continental Assurance Company, is the responsibility of the Committee Members of Separate Account (B). The number of Committee Members of Separate Account (B) is currently set at five. None of the Committee Members who are not "interested" persons of Separate Account (B) has been a director or employee of, or consultant to, the adviser or its affiliates in the last twenty years. The names and business addresses of the Committee Members and executive officers of Separate Account (B), their principal occupations and other affiliations during the past five years, the number of portfolios each oversees and other directorships they hold are set forth below.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
            COMMITTEE MEMBERS FOR SEPARATE ACCOUNT (B) -- UNAUDITED

                                                                                                   NUMBER OF
                                                                                                 PORTFOLIOS IN        OTHER
                                                 TERM OF OFFICE                                  FUND COMPLEX     DIRECTORSHIPS
     NAME, ADDRESS,          POSITION(S) HELD     AND LENGTH OF      PRINCIPAL OCCUPATION(S)      OVERSEEN BY        HELD BY
         AND AGE                WITH FUND          TIME SERVED       DURING THE LAST 5 YEARS       DIRECTOR         DIRECTOR
-------------------------------------------------------------------------------------------------------------------------------
                                                DISINTERESTED COMMITTEE MEMBERS
-------------------------------------------------------------------------------------------------------------------------------
Richard T. Fox               Committee Member    One Year           Financial Consultant              One             None
CNA Center
Chicago, Illinois                                Eighteen Years
60685
Age -- 67
-------------------------------------------------------------------------------------------------------------------------------
Petrine J. Nielsen           Committee Member    One Year           Retired since June 2003;          One             None
CNA Center                                                          Senior Vice President of
Chicago, Illinois                                One Year           Computershare, Inc. from
60685                                                               April 2000 until June
Age -- 64                                                           2003; prior thereto
                                                                    Senior Vice President of
                                                                    Harris Trust and Savings
                                                                    Bank.
-------------------------------------------------------------------------------------------------------------------------------
Peter J. Wrenn               Committee Member    One Year           Chairman and Treasurer of         One             None
CNA Center                                                          Hudson Technology, Inc.
Chicago, Illinois                                Seventeen Years    since January 2004.;
60685                                                               prior thereto President
Age -- 69                                                           of Hudson Technology,
                                                                    Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                     INTERESTED COMMITTEE MEMBERS AND EXECUTIVE OFFICERS*
-------------------------------------------------------------------------------------------------------------------------------
Dennis R. Hemme              Committee Member    One Year           Vice President and                One             None
CNA Center                   and Chairman                           Treasurer of CAC and
Chicago, Illinois                                Two Years          Casualty since September
60685                                                               2003; prior thereto Vice
Age -- 50                                                           President of CAC and
                                                                    Casualty.
-------------------------------------------------------------------------------------------------------------------------------
Marilou R. McGirr            Committee Member    One Year           Vice President and                One             None
CNA Center                   and Portfolio                          Assistant Treasurer of
Chicago, Illinois            Manager             Seven Years        CAC and Casualty since
60685                                                               September 2003; Portfolio
Age -- 51                                                           Manager of Separate
                                                                    Account (B) since
                                                                    September 2002; prior
                                                                    thereto Vice President of
                                                                    CAC and Casualty.
-------------------------------------------------------------------------------------------------------------------------------
Lynne Gugenheim              Secretary           One Year           Senior Vice President and         One             None
CNA Center                                                          Deputy General Counsel of
Chicago, Illinois                                Nine Years         CAC and Casualty since
60685                                                               March 2000; prior thereto
Age -- 45                                                           Vice President and
                                                                    Associate General Counsel
                                                                    of CAC and Casualty.

--------------------------------------------------------------------------------

* An interested person within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended by virtue of his/her employment with CAC.

--------------------------------------------------------------------------------
                              EXAMPLE -- UNAUDITED
--------------------------------------------------------------------------------

     As a participant of Separate Account (B), you incur two types of costs: (1) transactions costs, including sales charges (loads) on purchase payments, redemption fees (on HR-10 Plan Contracts) and exchange fees; and (2) ongoing costs, including investment management fees and service fees. This Example is intended to help you understand your ongoing costs (in dollars) of investing in Separate Account (B) and to compare these costs with the ongoing costs of investing in other mutual funds.

     The Example is based on an investment of $1,000 invested at the beginning of the most recent six-month period and held for the entire period (from 7-1-04 to 12-31-04).

ACTUAL EXPENSES

     The first line of the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled "Expenses Paid During Period" to estimate the expenses you paid on your account during this period. In addition, on 403(b) Graded Deduction Contracts, a contract fee of $30 per year per participant is also charged. On HR-10 Plan Contracts, an individual accounting maintenance fee of $20 per participant is charged for the first year and $10 per year per participant is charged thereafter.

HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES

     The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund's actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund's actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing cost of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds. In addition, on 403(b) Graded Deduction Contracts, a contract fee of $30 per year per participant is also charged. On HR-10 Plan Contracts, an individual accounting maintenance fee of $20 per participant is charged for the first year and $10 per year per participant is charged thereafter. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period.

     Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads), redemption fees or exchange fees. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

------------------------------------------------------------------------------------------------------------------
                                     BEGINNING ACCOUNT VALUE   ENDING ACCOUNT VALUE   EXPENSES PAID DURING PERIOD*
RETURN                                       7-1-04                  12-31-04              7-1-04 TO 12-31-04
------------------------------------------------------------------------------------------------------------------
Actual                                     $ 1,000.00               $1,059.05                    $4.30
------------------------------------------------------------------------------------------------------------------
Hypothetical (5% return before
  expenses)                                $ 1,000.00               $1,020.91                    $4.22

--------------------------------------------------------------------------------
* Expenses are equal to the Fund's annualized expense ratio of .83% multiplied by the average account value over the period, multiplied by 184/366 (to reflect the one-half year period).

--------------------------------------------------------------------------------
              QUARTERLY PORTFOLIO OF INVESTMENTS AND PROXY VOTING
--------------------------------------------------------------------------------

     Separate Account (B)'s quarterly portfolio of investments and information regarding how Separate Account (B) voted proxies relating to portfolio securities held during the most recent 12-month period ended June 30, 2004, are available without charge, upon request, by calling Continental Assurance Company toll-free at (800) 351-3001.

     You may also obtain this and other fund information directly from the Securities and Exchange Commission (SEC). The SEC may charge a copying fee for this information. Visit the SEC on-line at http://www.sec.gov or in person at the SEC's Public Reference Room in Washington, D.C. Call the SEC at 1-202-942-8090 for room hours and operation. You may also request information about Separate Account (B) by sending an e-mail request to publicinfo@sec.gov or by writing to the SEC's Public Reference Section at 450 Fifth Street NW, Washington, D.C. 20549.

Participants' Inquiries To:
Continental Assurance Company
Separate Account (B)
Attn: Individual Pension Accounts-42nd Floor
P.O. Box 803572
Chicago, Illinois 60680-3572
800-351-3001

[CNA LOGO]
For All the Commitments You Make(R)

[UNION BUG]

L 554-921 (12/04)                  (02/05)

        CONTINENTAL ASSURANCE COMPANY
        SEPARATE ACCOUNT (B)
        REPORT TO PARTICIPANTS
        DECEMBER 31, 2004
      Web Site: www.cna.com/sab/
      Internet e-mail:sab@cna.com

[COVER ARTWORK]